Exhibit 10.73

NON-STATUTORY STOCK OPTION AGREEMENT
This Non-Statutory Stock Option Agreement (the “Agreement”), is dated as of December 21, 2018 (the “Grant Date”), between FGL Holdings (the “Company”), and Jonathan Bayer (the “Grantee”). This Agreement shall constitute an “inducement award” under the New York Stock Exchange Rules and will not reduce the number of shares of Stock available for grant under the FGL Holdings 2017 Omnibus Incentive Plan (the “Plan”). The terms and conditions of the Plan are incorporated herein by reference and this Agreement shall be interpreted and applied as if this Agreement was granted under the Plan.
The Company and the Grantee hereby agree as follows:
NON-STATUTORY STOCK OPTION AWARD OVERVIEW

Number of Options Granted	Exercise Price
306,738	$10.00
Section 1.Certain Definitions. Capitalized terms used in this Agreement and not defined herein shall have the respective meaning ascribed to such terms in the Plan. The following additional terms shall have the following meanings:
“Adjusted Operating Return on Common Shareholders’ Equity Excluding AOCI” or “ROE” is a non-GAAP financial measure.  It is calculated by dividing AOI Available to Common Shareholders by total average Common Shareholders’ Equity Excluding AOCI.  The Average Common Shareholders’ Equity Excluding AOCI for the twelve months period is the average of the beginning equity for the period and the 4 ending quarterly points throughout the period. Notwithstanding the foregoing, in the event of a corporate transaction that materially effects ROE, the Committee shall, in good faith, adjust the ROE performance goals set forth in Appendix B to reflect the impact of the transaction.
“Aggregate Price” has the meaning set forth in Section 5(a).
“Agreement” means this Non-Statutory Stock Option Agreement, as amended from time to time in accordance with the terms hereof.
“AOI Available to Common Shareholders” is a non-GAAP economic measure. AOI available to common shareholders is calculated by adjusting net income (loss) available to common shareholders to eliminate (i) the impact of net investment gains including other than temporary impairment (“OTTI”) losses recognized in operations, but excluding gains and losses on derivatives hedging the Company’s indexed annuity policies, (ii) the effect of changes in fair values of FIA derivatives and embedded derivatives, (iii) the tax effect of change in fair value of affiliated reinsurance embedded derivatives, (iv) the effect of integration, merger related and other non-operating items, (v) impact of extinguishment of debt.  All adjustments to AOI available to common shareholders are net of the corresponding impact on amortization of intangibles. The income tax impact related to these adjustments is measured using an effective tax rate of 21%, as appropriate.

“Change in Control” has the meaning set forth in Section 2 of the Plan; provided, however, that clause (ii) thereof shall not result in a Change in Control for purposes of this Agreement, if following the transaction(s) described in clause (ii) thereof, a majority of the members of the Board are not replaced.
“Exercise Date” has the meaning set forth in Section 5(a).
“Exercise Price” means the price specified in the Award Overview above.
“Financing Agreements” means any guaranty, financing or security agreement or document entered into by the Company or any Subsidiary or Affiliate from time to time.
“Good Reason” has the meaning as set forth in Grantee’s employment agreement if one exists. In the absence of an employment agreement definition, “Good Reason” means that Grantee suffers one or more of the following changes to Grantee’s terms and conditions of employment: (i) Grantee’s base salary is reduced by more than 15%, (ii) if Grantee reports directly to the Company’s Chief Executive Officer, Grantee’s target bonus opportunity is reduced by more than 15%, or (iii) the Grantee’s primary worksite is moved by more than 50 miles; provided, however, that in no event will the occurrence of any such condition constitute Good Reason unless (1) Grantee gives notice to the Company of the existence of the condition giving rise to the purported Good Reason within thirty (30) days following the date Grantee first becomes aware of its existence, and (2) the Company fails to substantially cure the condition within thirty (30) days after the Company's receipt of such notice.
“Grant Year” means the 12-month period of December 21, 2018 to December 20, 2019, and each subsequent annual 12-month period.
“Grantee” means the grantee of the Non-Statutory Stock Options; provided that following such person’s death “Grantee” shall be deemed to include such person’s beneficiary or estate and following such person’s Disability, “Grantee” shall be deemed to include such person’s legal representative.
“Normal Termination Date” has the meaning set forth in Section 4(a).
“Performance Period” means the period beginning December 21, 2018 and ending December 20, 2023.
“Plan Year” means the calendar year.
“Protective Provisions” means as to any Grantee who is a party to an employment agreement with the Company (or a Subsidiary or Affiliate) that contains non-competition, non-solicitation, non-disclosure and/or other similar provisions, such provisions. In the absence of such an employment agreement, “Protective Provisions” shall refer to the provisions set forth in Appendix A of this Agreement.
“Retirement” means termination of employment with the Company (and its Subsidiaries and Affiliates) after a Grantee has (a) completed at least 5 years of continuous employment with the Company (or its Subsidiaries and Affiliates), and (b) attained age 60.
“ROE-Vested Options” means the Non-Statutory Stock Options granted hereunder which vest based on attainment of ROE metrics and elapsed time, as set forth in Section 3(a)(ii) and Appendix B.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Service Relationship” means a Grantee’s relationship to the Company or any Subsidiary or Affiliate as an employee, consultant or director (as applicable).
“Stock Price” means the price of FGL Holdings (NYSE symbol: “FG”) common stock, measured based on average closing price for 20 consecutive trading days.
“Stock Price Goal” means the goals for the Stock Price set forth on Exhibit B.
“Stock Price-Vested Options” means the Non-Statutory Stock Options granted hereunder which vest based on attainment of Stock Price Goals and elapsed time as set forth in Section 3(a)(iii) and Appendix B.
Section 2.Grant of Non-Statutory Stock Options
(a)Confirmation of Grant. The Company hereby evidences and confirms, effective as of the date hereof, its grant to the Grantee of Non-Statutory Stock Options to purchase the number of shares of Stock specified in the Award Overview above. The Non-Statutory Stock Options are not intended to be incentive stock options under the Code. This Agreement is entered into pursuant to, and the terms of the Non-Statutory Stock Options are subject to, the terms of the Plan as if such Agreement was made under the Plan. If there is any inconsistency between this Agreement and the terms of the Plan, the terms of the Plan shall govern.
(b)Exercise Price. Each share of Stock covered by a Non-Statutory Stock Option shall have the Exercise Price specified in the Award Overview above.

Section 3.Vesting and Exercisability
(a)Vesting. The Non-Statutory Stock Options shall become vested as follows, subject to Sections 3(b) and 6 below:
(i)    One-half (1/2) of the Non-Statutory Stock Options granted hereunder shall vest based on attainment of the ROE metrics, as set forth on Appendix B, subject to the continuous existence of a Service

Relationship between the Company and the Grantee until each applicable vesting date, except as otherwise provided in Sections 3(b) and 6 below.
(ii)    One-half (1/2) of the Non-Statutory Stock Options granted hereunder shall vest based on attainment of the Stock Price Goals, as set forth on Appendix B, subject to the continuous existence of a Service Relationship between the Company and the Grantee until each applicable vesting date, except as otherwise provided in Sections 3(b) and 6 below.
(b)    Additional Vesting Terms for Death, Disability, Involuntary Termination of Employment without Cause, Termination of Employment for Good Reason or Retirement Prior to March 15, 2023. The following additional vesting terms shall apply if Grantee’s employment with the Company (or a Subsidiary or Affiliate) terminates after the Grant Date and prior to March 15, 2023 due to Disability or death, involuntary termination by the Company (or a Subsidiary or Affiliate) without Cause, resignation for Good Reason, or Retirement:
(i)    With respect to the ROE-Vested Options:

(A)    If the Grantee’s employment with the Company (or a Subsidiary or Affiliate) ends before March 15, 2021, the ROE-Vested Options shall be forfeited.

(B)    If the Grantee’s employment with the Company (or a Subsidiary or Affiliates) ends on or after March 15, 2021 and before March 15, 2023, then:

(I)    If the ROE metric is attained for the Plan Year ending in the Grant Year in which the Grantee’s employment terminates, then the number of options that would otherwise have vested had the Grantee remained employed through the last day of such Grant Year shall be multiplied by a fraction, the numerator of which is the total number of months of employment completed by the Grantee during such Grant Year, and the denominator of which is 12, and vesting shall accelerate with respect to such number of ROE-Vested Options.

(II)    If the ROE metric is not attained for the Plan Year ending in the Grant Year in which the Grantee’s employment terminates, then vesting shall not be accelerated with respect to ROE-Vested Options.

(ii)    With respect to the Stock Price-Vested Options:

(A)    If the Stock Price Goal is attained for the Grant Year in which the Grantee’s employment terminates, then the number of options that would otherwise have vested had the Grantee remained employed through the last day of such Grant Year shall be multiplied by a fraction, the numerator of which is the total number of months of employment completed by the Grantee during such Grant Year, and the denominator of which is 12, and vesting shall accelerate with respect to such number of Stock Price-Vested Options.

(B)    If the Stock Price Goal is not attained for the Grant Year in which the Grantee’s employment terminates, then vesting shall not be accelerated with respect to Stock Price-Vested Options.

(c)     Forfeiture. Any Non-Statutory Stock Options which have not vested under either Section 3(a) or 3(b) upon Grantee’s termination of employment shall be forfeited and shall expire at that time.
(d)    Exercise. Once vested in accordance with the provisions of this Agreement, the Non-Statutory Stock Options may be exercised at any time and from time to time prior to the date such Non-Statutory Stock Options terminate pursuant to Section 4. Non-Statutory Stock Options may only be exercised with respect to whole shares of Stock and must be exercised in accordance with Section 5.
(e)    Clawback Provisions.

(i)    Notwithstanding anything to the contrary in this Agreement, this Award is expressly made subject to the terms of the clawback provisions set forth below. As a result, Grantee may be required to forfeit his or her Award and return to the Company amounts distributed with respect to his or her Award in the situations described below. Grantee agrees that the Company may enforce the forfeiture by all legal means available, including, without limitation, by withholding the forfeited amount from other sums owed to Grantee by the Company (or a Subsidiary or Affiliate).

(ii)    In the event of a restatement of the Company’s financial results within three years of original reporting to correct a material error, then, if the Board determines that Grantee’s acts or omissions were a significant contributing factor to the need to issue such restatement and that all or any portion of Grantee’s Award, if the award was made prior to the restatement, would not have been awarded based upon the restated financial results, or if payment thereunder would not have been made or would have been made in a lesser amount, then Grantee agrees to forfeit and return to the Company, to the extent permitted by applicable law, the portion (which may be all) of this Award that the Board, in its discretion, determines to be appropriate.

(iii)    In the event that (i) Grantee’s employment is terminated by the Company for Cause, (ii) following the termination of Grantee’s employment, the Company is or becomes aware that Grantee committed an act that would have given rise to a termination for Cause, or (iii) during or following Grantee’s employment, Grantee violates a Protective Provision, then in any such event Grantee agrees to forfeit to the Company (and if return to the Company if already paid) to the extent permitted by applicable law, the portion (which may be all) of this Award or of the cash distributed in respect of vested Stock Units (regardless of whether vesting has occurred and cash distributed), that Grantee was awarded and that the Board, in its discretion, determines to be appropriate.

(iv)    The Award (including cash distributed in respect of vested Stock Units) shall also be subject to forfeiture to the extent required by applicable law, and to the clawback provision in Section 22 of the Plan.

Section 4.Termination of Non-Statutory Stock Options
(a)Normal Termination Date. Unless earlier terminated pursuant to Section 4(b), 5(c), or Section 6, the Non-Statutory Stock Options shall terminate on the seventh anniversary of the Grant Date (the “Normal Termination Date”), if not exercised prior to such date.
(b)    Early Termination. If the Grantee’s Service Relationship terminates, any Non-Statutory Stock Options held by the Grantee that have not vested before the effective date of such termination in accordance with Section 3 shall expire upon such termination of the Grantee’s Service Relationship, and, if the Grantee’s Service Relationship is terminated for Cause, all Non-Statutory Stock Options (whether or not then vested or exercisable) shall automatically expire immediately upon such termination of the Grantee’s Service Relationship.
(c)    Extension Due to Trading Policy. If Grantee’s Non-Statutory Stock Options would otherwise expire at a time when Grantee is precluded by the Company’s trading policy from exercising his or her options, such expiration date shall be extended for 10 business days following the end of the period during which such trading policy exercise restriction is in effect.
Section 5.Manner of Exercise
(a)General. Subject to such reasonable administrative regulations as the Committee may adopt from time to time, the Grantee may exercise vested Non-Statutory Stock Options by giving advance notice to the Company specifying the proposed date on which the Grantee desires to exercise a vested Non-Statutory Stock Option (the “Exercise Date”), the number of whole shares with respect to which the Non-Statutory Stock Options are being exercised (the “Exercise Shares”) and the aggregate Exercise Price for such Exercise Shares (the “Aggregate Price”). Subject to Section 6(c) of the Plan, on or before the Exercise Date the Grantee shall deliver to the Company full payment for the Exercise Shares in United States dollars in cash, or cash equivalents satisfactory to the Company, or, if so permitted by the Committee (and on such conditions as the Committee shall determine) (A) through a net issuance arrangement pursuant to which a number of shares of Stock subject to the portion of the Non-Statutory Stock Options being exercised, having a Fair Market Value equal to the applicable exercise price plus the required minimum withholding taxes, are retained by the Company or (B) by using a broker assisted cashless exercise program acceptable to the Committee, and the Company shall direct such issuance to be registered by the Company’s transfer agent. The Company may require the Grantee to furnish or execute such other documents as the Company shall reasonably deem necessary (i) to evidence such exercise, or (ii) to comply with or satisfy the requirements of the Securities Act, applicable state or non-U.S. securities laws or any other law.
(b)Restrictions on Exercise. Notwithstanding any other provision of this Agreement, the Non-Statutory Stock Options may not be exercised in whole or in part, and no certificates representing Exercise Shares shall be delivered, (i) unless (A) all requisite approvals and consents of any governmental authority of any kind shall have been secured, (B) the Exercise Shares shall have been registered under such laws, and (C) all applicable U.S. federal, state and local and non-U.S. tax withholding requirements shall have been satisfied or (ii) if such exercise would result in a violation of the terms or provisions of or a default or an event of default under, any of the Financing Agreements. The Company shall use its commercially reasonable efforts to obtain any consents or approvals referred to in clause (i) (A) of the preceding sentence, but shall otherwise have no obligations to take any steps to prevent or remove any impediment to exercise described in such sentence.
(c)Treatment of Vested Non-Statutory Stock Options upon Termination of Employment. All vested Non-Statutory Stock Options held by the Grantee following the effective date of a termination of employment shall expire if not exercised by the Grantee within the applicable period set forth below:
(i)If termination of employment is due to Retirement, the post-termination exercise period shall be three years (or the Normal Termination Date, if earlier).
(ii)If termination of employment is due to death or Disability, the post-termination exercise period shall be one year (or the Normal Termination Date, if earlier).
(iii)    If termination of employment occurs for any other reason (other than involuntary termination for Cause), the post-termination exercise period shall be three months (or the Normal Termination Date, if earlier).
(iv)    Notwithstanding the foregoing, with respect to ROE-Vested Options that accelerate under Section 3(b)(i)(B)(I) upon attainment of ROE metrics for the Plan Year ending within the Grant Year in which Grantee’s employment ends, the post-termination exercise period shall be extended until the end of the three-month period following the Committee’s certification of attainment of the ROE metrics for such Plan Year.
(v)    Notwithstanding the foregoing, with respect to Stock Price-Vested Options that accelerate under Section 3(b)(ii)(A) upon attainment of the Stock Price Goal for the Grant Year in which Grantee’s employment ends, the post-termination exercise period shall be extended until the end of the three-month period following the end of such Grant Year.
Section 6.Change in Control.
(a)Alternative Award. No cancellation, acceleration, vesting, lapse of restrictions or other payment shall occur with respect to any Non-Statutory Stock Options in connection with a Change in Control if the Committee reasonably determines in good faith, prior to the occurrence of the Change in Control, that such Non-Statutory Stock Options shall be honored or assumed, or new rights substituted therefor following the Change in Control (such honored, assumed, or substituted award, an “Alternative Award”), provided that any Alternative Award must:
(i)Give the Grantee who held such Non-Statutory Stock Options rights and entitlements substantially equivalent to or better than the rights and terms applicable under such Non-Statutory Stock Options, including but not limited to an identical or better exercise and vesting schedule and terms, and identical or better timing and methods of payment; and
(ii)Have the following terms (which shall apply if this Award is assumed, or if a replacement Award is issued):

(A)    if, within 2 years following a Change in Control, a Grantee’s Service Relationship is involuntarily terminated other than for Cause, or terminates for Good Reason, at a time when any portion of the Alternative Award is non-vested, vesting of the Alternative Award shall accelerate in full.

(B)    If clause (A) is not triggered because Grantee remains employed by the acquirer, then:
(I)    The ROE metric shall be deemed satisfied for the Grant Year in which the Change in Control occurs and for future Grant Years within the Performance Period, and Grantee shall continue to vest in the ROE-Vested Options based on continued service during the Performance Period; and
(II)    The Stock Price-Vested Options shall be forfeited to the extent an applicable Stock Price Goal has not been achieved upon the Change in Control. To the extent a Stock Price Goal has been achieved, Grantee shall continue to vest in the Stock Price-Vested Options based on continued service during the Performance Period.
(b)Vesting and Cancellation. Notwithstanding Section 6(a), if the Committee, in its discretion, determines that the Grantee will not receive an Alternative Award, all of the Grantee’s outstanding unvested Non-Statutory Stock

Options shall vest, and all outstanding Non-Statutory Stock Options shall remain exercisable only for 30 days following the Change in Control, at which time they shall expire, unless the Committee, in its discretion, determines to cancel the Non-Statutory Options in exchange for payment to the Grantee of the excess of the Fair Market Value of the Stock subject to the Options over the exercise price of the Options, as set forth in Section 14(b) of the Plan (or otherwise take action with respect to the Options as set forth in Section 14(b) of the Plan).
(c)Limitation of Benefits. In the event that it is determined that any acceleration of vesting, payment or other value provided under this Agreement in connection with a change in control would be considered “parachute payments” within the meaning of Section 280G of the Code (the “Parachute Payments”) that, but for this Section 6(c) would be payable to the Grantee hereunder, and would, when combined with any other Parachute Payments under any other agreement or arrangement, exceed the greatest amount of Parachute Payments that could be paid to the Grantee without giving rise to any liability for the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the aggregate amount of Parachute Payments payable to the Grantee hereunder shall be reduced such that it shall not exceed the amount that produces the greatest after-tax benefit to the Grantee after taking into account any Excise Tax to be payable by the Grantee.

Section 7.Miscellaneous.
(a)Withholding. The Company or a Subsidiary or Affiliate, shall have the power to withhold, or to require the Grantee to remit to the Company an amount in cash sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other similar charges or fees that may arise in connection with the grant, vesting, exercise or purchase of the Non-Statutory Stock Options.
(b)Authorization to Share Personal Data. The Grantee authorizes any affiliate of the Company that has or lawfully obtains personal data relating to the Grantee to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent necessary or appropriate in connection with this Agreement or the administration of the Plan.
(c)No Rights as Stockholder; No Voting Rights. The Grantee shall have no rights as a stockholder of the Company with respect to any shares of Stock covered by the Non-Statutory Stock Options until the exercise of the Non-Statutory Stock Options and delivery of the shares of Stock. Except as provided in Section 14 of the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the delivery of the shares of Stock.
(d)No Right to Continued Service Relationship. Nothing in this Agreement shall be deemed to confer on the Grantee any right to a continued Service Relationship or to interfere with or limit in any way the right of the Company or a Subsidiary or Affiliate to terminate such Service Relationship at any time.
(e)Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, to the Company or the Grantee, as the case may be, at the following addresses or to such other address as the Company or the Grantee, as the case may be, shall specify by notice to the other:
(i)if to the Company, to it at:
FGL Holdings
P.O. Box 309
Ugland House
Grand Cayman
KY1-1104
Cayman Islands
Attn: General Counsel

with a copy to:

FGL Holdings
Two Ruan Center
601 Locust Street
Suite 1400
Des Moines, IA 50309
Attn : General Counsel
(ii)if to the Grantee, to the Grantee at his or her most recent address as shown on the books and records of the Company.
All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.

As an alternative to delivery of a physical notice or other communication, either party may provide notice or communicate by email, using an email address provided by the other party.
(f)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(g)Waiver. Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement and (C) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.
(h)Amendment. This Agreement may be amended by the Company from time to time; provided, however, that no amendment may be made that would materially adversely affect the Grantee, without the written consent of the Grantee.
(i)Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Grantee without the prior written consent of the other party.
(j)Arbitration; Waiver of Jury Trial. Any dispute between the parties hereto arising under or relating to this Agreement shall be resolved in accordance with the procedures of the American Arbitration Association. Any resulting hearing shall be held in the Des Moines, Iowa metropolitan area. The resolution of any dispute achieved through such arbitration shall be binding and enforceable by a court of competent jurisdiction. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL.
(k)Titles and Headings. The titles and headings of the sections in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
(l)Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine; the plural shall include the singular and the singular shall include the plural.
(m)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
(n)    Adjustment of Performance Metrics. Notwithstanding any contrary provision of this Agreement, in the event of a corporate transaction that materially effects ROE, the Committee shall, in good faith, adjust the ROE performance goals set forth in Appendix B to reflect the impact of the transaction. Moreover, in the event of a corporate transaction that results in purchase accounting adjustments that negatively impact the Company’s ability to achieve the ROE metric, the Committee may adjust such metric to account for changes resulting from such purchase accounting adjustments so that they are equivalent to the ROE metric in effect before such purchase accounting adjustments.
IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the date first above written.
FGL HOLDINGS

By:	/s/ ROSE BOEHM
Name: Rose Boehm
Title: SVP, Human Resources
THE GRANTEE:
        /s/ JONATHAN BAYER
Name: Jonathan Bayer

APPENDIX A

NON-COMPETITION AND OTHER PROTECTIVE PROVISIONS

Definitions. For purposes of this Appendix A, the following terms shall have the meanings set forth below:
“Client” or “Client List” means all Past, Present and Potential Clients as defined below;
“Company” means FGL Holdings and its direct and indirect subsidiaries;
“Confidential Information” means all secret, confidential or otherwise non-public information, knowledge or data relating to the Company, and their respective businesses or financial affairs, whether or not in writing, including but not limited to information related to: their suppliers and their businesses; prices charged to and terms of business with their customers; their marketing plans and sales forecasts; their financial information, results and forecasts; their proposals or plans for the acquisition or disposal of a company or business or any part thereof; their proposals or plans for any expansion or reduction of activities; their employees, including the employees’ performance, compensation and benefits; their research activities, inventions, trade secrets, designs, formulas and product lines; any information provided to the Company in confidence by its affiliates, customers, suppliers or other parties; and the identity and other information concerning and related to Clients;
“Past Client” means any person or entity who had been an advisee, investment advisory or insurance customer, distributor or client of the Company;
“Potential Client” means any person or entity to whom the Company has offered (by means of a personal meeting, telephone call, or a letter or written proposal specifically directed to the particular person or entity) to serve as investment adviser or to provide or distribute insurance products but which is not at such time an advisee, investment advisory or insurance customer, distributor or client of the Company or any person or entity for which a plan exists to make such an offer; persons or entities solicited or to be solicited solely by non-personalized form letters and blanket mailings are excluded from this definition;
“Present Client” means any person or entity who is an advisee, investment advisory or insurance customer, distributor or client of the Company.
1.    All Business to Be the Property of the Company; Assignment of Intellectual Property.
(A)Grantee agrees that any and all presently existing investment advisory and insurance business of the Company and all business developed by Grantee or any other employee of the Company, including without limitation all investment advisory and insurance contracts, distribution agreements, fees, commissions, compensation records, performance records, Client Lists, agreements and any other incident of any business developed or sought by the Company or earned or carried on by Grantee during his/her employment with the Company are and shall be the exclusive property of the Company for its sole use, and (where applicable) shall be payable directly to the Company. Grantee grants to the Company the Grantee’s entire right, title and interest throughout the world, if any, in and to all research, information, Client Lists, product lists, distributor lists, identities, investment profiles and particular needs and characteristics of Clients, performance records, and all other investment advisory, insurance, technical and research data made, conceived, developed and/or acquired by Grantee solely, jointly or in common with others during the period of Grantee’s employment by the Company, that relate to the Company’s business as it was or is now rendered or as it may, from time to time, hereafter be rendered or proposed to be rendered while Grantee is employed by the Company.
(B)Any inventions and any copyrightable material developed by Grantee in the scope of his/her employment with the Company shall be promptly disclosed to the Company and will be “works for hire” owned by the Company. Grantee will, at the Company’s expense, do whatever is necessary to transfer to the Company, and document its ownership of, any such property.

2.    Confidentiality. Grantee shall not, either during the period of Grantee’s employment with the Company or thereafter, use for Grantee’s own benefit or disclose to or use for the benefit of any person outside the Company, any information not already lawfully available to the public concerning Confidential Information, whether Grantee has such information in Grantee’s memory or embodied in writing or other tangible or electronic form. All Confidential Information, and all originals and copies of any Confidential Information, and any other written material relating to the business of the Company, including information stored electronically, shall be the sole property of the Company. Grantee acknowledges and agrees that the Confidential Information has been and will be developed by the effort and expense of the Company; that such Confidential Information has economic value to the Company and would have significant economic value to the Company’s competitors if divulged; that the Confidential Information is not available to the Company’s competitors; and that keeping the Confidential Information from the Company’s competitors has economic value to the Company. Upon the termination of Grantee’s employment in any manner or for any reason,

Grantee shall promptly surrender to the Company all originals and copies of any Confidential Information, and Grantee shall not thereafter retain or use any Confidential Information for any purpose.
3.    Client Information. Grantee acknowledges that while employed by the Company, Grantee will have contact with and become aware of the Company’s Clients and distributors and the representatives of those Clients and distributors, names and addresses, specific client and distributor needs and requirements, and leads and references to Potential Clients (together with the Client List, collectively, the “Client Information”). Grantee agrees that the Client Information constitutes a trade secret and otherwise is a valuable asset of the Company. Grantee further agrees that the Client Information has been and will be developed by the Company and would have significant economic value to the Company’s competitors if divulged; that the Client Information is not available to the Company’s competitors; that keeping the Client Information confidential from the Company’s competitors has economic value to the Company; and that the Company takes reasonable steps to protect the confidentiality of the Client Information.
4.    Restrictive Covenants. Grantee shall be subject to the restrictive covenants set forth in any employment agreement with the Company. In the event the Grantee is not subject to any such restrictive covenants in an employment agreement with the Company, the following covenants shall apply:
(A)For eighteen (18) months following the Termination Date, irrespective of the reason for the termination, Grantee shall not, directly or indirectly, solicit or attempt to solicit, or assist others in soliciting or attempting to solicit any Client of the Company for the purpose of providing investment advisory or insurance services or products or distribution services. Grantee agrees that the restriction contained in this Section is necessary to protect the Company’s business and property in which the Company has made a considerable investment, and to prevent misuse of the Confidential and Client Information. For purposes of this Paragraph 4(A), Client means:
“Past Client” means any person or entity who had been an advisee, investment advisory or insurance customer, distributor or client of the Company during the one (1) year period immediately preceding the termination of Grantee’s employment with the Company and with which Grantee dealt while at the Company or which became known to Grantee during the course of his/her employment at the Company.
“Potential Client” means any person or entity to whom the Company has offered (by means of a personal meeting, telephone call, or a letter or written proposal specifically directed to the particular person or entity) within the one (1) year immediately preceding the termination of Grantee’s employment to serve as investment adviser or to provide or distribute insurance products but which is not at such time an advisee, investment advisory or insurance customer, distributor or client of the Company and with which Grantee dealt while at the Company or which became known to Grantee during the course of his/her employment at the Company; this definition includes persons or entities for which a plan exists to make such an offer, but excludes persons or entities solicited or to be solicited solely by non-personalized form letters and blanket mailings.
“Present Client” means any person or entity who at the time of Grantee’s termination of employment is an advisee, investment advisory or insurance customer, distributor or client of the Company and with which Grantee dealt while at the Company or which became known to Grantee during the course of his/her employment at the Company.
(B)For eighteen (18) months following the termination of Grantee’s employment with the Company, irrespective of the reason for the termination, Grantee shall not directly or indirectly solicit, recruit, induce away, or attempt to solicit, recruit, or induce away, or hire any employee, director, officer or agent of, contractor or consultant of the Company with whom Grantee had contact during Grantee’s employment with the Company. For purposes of this paragraph, “contact” means any personal interaction whatsoever between the individual and Grantee.
(C)For six (6) months following the termination of the Grantee’s employment with the Company, irrespective of the reason for the termination, the Grantee shall not without the written consent of the Company, directly or indirectly carry on or participate in a Competing Business (as defined below). A “Competing Business” shall mean a life insurance or annuity business, or a business in the life insurance or annuity industry, in the United States of America. The term “carry on or participate in a Competing Business” shall include engaging in any of the following activities, directly or indirectly: (i) Carrying on or engaging in a Competing Business as a principal, or on the Grantee’s own account, or solely or jointly with others as a director, officer, agent, employee, consultant or partner, or stockholder, limited partner or other interest holder owning more than five (5) percent of the stock or equity interests or securities convertible into more than five (5) percent of the stock or equity interests in any entity that is carrying on or engaging in a Competing Business; (ii) as agent or principal, carrying on or engaging in any activities or negotiations with respect to the acquisition or disposition of a Competing Business; (iii) extending credit for the purpose of establishing or operating a Competing Business; (iv) lending or allowing the Grantee’s name or reputation to be used in a Competing Business; (v) otherwise allowing the Grantee’s skill, knowledge or experience to be used in a Competing Business.
(D)Grantee and the Company agree that the periods of time and the unlimited geographic area applicable to the covenants of this Appendix A are reasonable and necessary to protect the legitimate business interests and goodwill of the Company in view of (1) Grantee’s senior Grantee position within the Company, (2) the geographic scope and nature of the business in which the Company is engaged, (3) Grantee’s knowledge of the Company’s business and (4) Grantee’s relationships with the Clients.

5.    The Company shall have the right to communicate Grantee’s ongoing obligations under this Agreement to any entity or individual with whom Grantee becomes employed by or otherwise engaged following termination of employment with the Company and Grantee consents to the Company making that communication.
6.    To the extent any of the covenants of this Appendix A shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (A) geographic area, (B) time period, (C) any activity or capacity covered by such covenant or contractual provision, or (D) any other term or provision of such covenant or contractual provision, the covenant or contractual provision shall be construed to the maximum breadth determined to be legal and enforceable and the illegality or unenforceability of any one covenant or contractual provision shall not affect the legality and enforceability of the other covenants or contractual provisions.

APPENDIX B
VESTING TERMS (REFERENCED IN SECTION 3(a) OF THE GRANT AGREEMENT)
ROE-Vested Options. One-half (1/2) of the Non-Statutory Stock Options granted hereunder shall vest in 1/3 increments based on attainment of the following ROE performance metrics, subject to the continuous existence of a Service Relationship between the Company and the Grantee until each applicable vesting date, as follows. If the stated ROE metric for a Plan Year ending within a Grant Year is not satisfied as of the last day of such Plan Year, the 1/3 increment for such Grant Year shall be forfeited.

	ROE (measured as of December 31, 2020): 16.50% Vesting Date: March 15, 2021	ROE (measured as of December 31, 2021): 17.50% Vesting Date: March 15, 2022	ROE (measured as of December 31, 2022): 18.50% Vesting Date: March 15, 2023
Incremental Vested Percentage of the 1/2 (Number of Options)	1/3 (51,123 options)	1/3 (51,123 options)	1/3 (51,123 options)

CONTINUED ON FOLLOWING PAGE

Stock Price-Vested Options. One-half (1/2) of the Non-Statutory Stock Options granted hereunder shall vest based on attainment of the following Stock Price Goals, subject to the continuous existence of a Service Relationship between the Company and the Grantee until each applicable vesting date, as follows. If the stated Stock Price Goal for a Grant Year has not been satisfied during the Grant Year, the 20% increment for such Grant Year shall be forfeited.

	Minimum Stock Price: $10.00 Vesting Date: March 15, 2020	Minimum Stock Price: $12.50 Vesting Date: March 15, 2021	Minimum Stock Price: $15.00 Vesting Date: March 15, 2022	Minimum Stock Price: $19.00 Vesting Date: March 15, 2023	Minimum Stock Price: $23.00 Vesting Date: March 15, 2024
Incremental Vested Percentage of the 1/2 (Number of Options)	20% (30,674 options)	20% (30,674 options)	20% (30,674 options)	20% (30,674 options)	20% (30,673 options)